SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 11, 2009

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

840 El Camino Real, Suite 106, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2009, Phoenix Footwear Group, Inc., (the “Company”) announced that it had entered into a Severance and General Release Agreement with Cathy Taylor, dated as of February 11, 2009 in connection with her resignation as President and Chief Executive Officer of the Company and member of the Company’s Board of Directors, effective February 16, 2009. The Company’s Board of Directors does not intend to fill the member vacancy at this time.

Pursuant to the terms of the severance agreement, Ms. Taylor is entitled to receive, in addition to amounts currently due to her for salary through her resignation date, an amount equal to $450,000 payable in equal monthly installments through November 15, 2009. The Company will continue to contribute to the premium cost of coverage of Ms. Taylor under the Company’s health insurance plans through February 15, 2010. The severance agreement supersedes her employment agreement and deferred stock award agreement each dated April 23, 2007, except for Section 7 of the employment agreement addressing non-disclosure of confidential information and restrictive covenants.

On February 16, 2009, the Company announced that it had entered into a Severance and General Release Agreement with P. Douglas Ford, dated as of February 12, 2009 in connection with his resignation as Chief Financial Officer and Secretary of the Company, effective February 16, 2009.

Pursuant to the terms of the severance agreement, Mr. Ford is entitled to receive, in addition to amounts currently due to him for salary and benefits through his resignation date, an amount equal to $281,250 payable in equal monthly installments through November 15, 2009. The Company will continue to contribute to the premium cost of coverage of Mr. Ford under the Company’s health insurance plans through February 15, 2010.

On February 12, 2009 the Board of Directors also elected Russell Hall as President and Chief Executive Officer. Mr. Hall, age 51, has been with the Company since 2000 and most recently has been responsible for its Trotters, SoftWalk and Chambers divisions. In connection with his appointment, Mr. Hall’s annual salary will be $340,000.

There is no arrangement or understanding between Mr. Hall and any other person, pursuant to which Mr. Hall is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Hall and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Hall is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

On February 12, 2009 the Board of Directors also elected Dennis Nelson as Chief Financial Officer and Secretary. Mr. Nelson, age 36, has served as the Company’s controller since June 2008. For more than five years prior to that time he served as the Director of Finance for TaylorMade-adidas Golf Company. In connection with his appointment, Mr. Nelson’s annual salary will be $145,000.

There is no arrangement or understanding between Mr. Nelson and any other person, pursuant to which Mr. Nelson is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Nelson and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Nelson is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s press release attached hereto as Exhibit 99.1, also announced these officer transitions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued February 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: February 17, 2009	By:	/s/ James R. Riedman
	Name:	James R. Riedman
	Title:	Chairman

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued February 16, 2009